UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2006

MeadWestvaco Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	001-31215	31-1797999
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11013 West Broad Street, Glen Allen, Virginia 23060

(Address of principal executive offices)

(804) 327-5200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 24, 2006, the Board if Directors of MeadWestvaco Corporation approved amendments to the Company’s defined benefit retirement plans for salaried and non-bargained hourly employees (“Retirement Plan”) as well the company’s defined contribution 401(k) savings plans for all salaried and hourly employees (“Savings Plan”).

Beginning January 2007, Retirement Plan benefits for new employees will accrue under a cash balance formula. In January 2008, employees under age 40 will begin to accrue benefits under a cash balance formula and employees over age 40 will have the option to accrue benefits under the cash balance or the existing final average pay or multiplier formulas.

Beginning January 2007, employees in the Savings Plan will have the option of diversifying company matching contributions which are invested in the MeadWestvaco Stock Fund among other investment funds in the Plan.

As a result of these benefit plan changes, executive officers of the company, including Named Executive Officers, will be covered by these initiatives. In addition, these benefit changes apply to the company’s benefit restoration plans, which are designed to restore benefits that are not available under the company’s qualified retirement and 401(k) savings plans because of compensation limitations imposed by federal laws. These plans’ benefit formulas mirror the benefits provided under the Retirement Plan and the Savings Plan, but are not subject to the benefit limitations applicable to those plans under the Internal Revenue Code. Benefits provided under such plans are unfunded liabilities of the company. The company’s retirement restoration plan was filed with the Commission as Exhibit 10.32 to the company’s Annual Report on Form 10-K for the year ended December 31, 2004.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	News release dated October 30, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEADWESTVACO CORPORATION

By:	/s/ John J. Carrara
John J. Carrara
Assistant Secretary

Date: October 30, 2006

Exhibit Index

Exhibit No.	Description
99.1	News release dated October 30, 2006